EXHIBIT  11

                                  RALSTON PURINA COMPANY
                            COMPUTATION OF EARNINGS PER SHARE
                           (IN MILLIONS EXCEPT PER SHARE DATA)

                                                 SIX MONTHS ENDED
                                                     MARCH 31,
                                                     ---------


                                                                1997     1996
                                                               -------  -------




Earnings Per Common Share Outstanding


Net earnings                                                   $214.1   $187.6
Dividend on Series A ESOP convertible
  preferred stock, net of taxes                                  (6.7)    (7.2)
Earnings available to common shareholders                      $207.4   $180.4
                                                               =======  =======

Weighted average shares - primary
  earnings per share calculation                                101.9        *   101.8  *
                                                               =======           =====

Earnings per common share outstanding                          $ 2.04   $ 1.77
                                                               =======  =======


EARNINGS PER SHARE ASSUMING FULL DILUTION

Net earnings                                                   $214.1   $187.6
Adjustments to net earnings to reflect assumed
  ESOP preferred stock conversion                                (1.5)    (2.2)
Net earnings for fully diluted earnings per share calculation  $212.6   $185.4
                                                               =======  =======

Weighted average number of common shares outstanding            101.9        *   101.8  *
Convertible preferred stock                                       6.6      6.9
Dilutive effect of stock options                                  2.0      1.8
Dilutive effect of deferred compensation awards                   0.4      0.3
                                                               -------  -------
Weighted average shares - fully diluted earnings
  per share calculation                                         110.9    110.8
                                                               =======  =======

Earnings per share assuming full dilution                      $ 1.92   $ 1.67
                                                               =======  =======

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*   Excludes 4,275,000 and 4,173,000 shares held in Grantor Trust at March 31,
1997  and
     1996,  respectively.